EXHIBIT 99.1

Carolina Bank Holdings, Inc. Repurchases $5 Million in Preferred Stock

GREENSBORO, N.C., Sept. 11, 2013 (GLOBE NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH) announced that it completed the repurchase of $5 million of its $16 million fixed rate cumulative perpetual preferred stock on August 20, 2013. The preferred stock was originally issued to the United States Department of the Treasury (U.S. Treasury) in 2009 and subsequently sold to individual investors, not affiliated with the Company, in 2013. The dividend increases from the current annual rate of 5% to 9% in January 2014.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, Inc., commented, "We are pleased to have completed the repurchase of $5 million of our preferred stock which should be $0.12 accretive to our diluted earnings per common share in 2014 based on current interest rates. The repurchase was made possible by our improved earnings, capital, and asset quality over the past several years."

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc. began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Forsyth and Randolph. The bank has eight full-service banking locations, four in Greensboro, one in Asheboro, one in High Point, one in Burlington, and one in Winston-Salem and mortgage loan production offices in Burlington, Raleigh, Hillsborough, Chapel Hill, and Sanford in addition to a wholesale residential mortgage operation in Greensboro. The Company's stock is listed on the NASDAQ Global Market under the symbol CLBH. Further information is available on the Company's web site: www.carolinabank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Carolina Bank Holdings, Inc.
         T. Allen Liles, EVP and CFO
         Telephone: 336-286-8746
         Email: a.liles@carolinabank.com